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                                                                   EXHIBIT 10.25

                             AGREEMENT FOR SERVICES

THIS AGREEMENT FOR SERVICES is made as of 10 December, 2001, between Adnan Othman Omar ("Consultant") an individual whose address is 13221 Admiral Avenue, Apartment C, Marina Del Ray, CA 90292, USA, and FLAG Telecom Holdings Limited ("FLAG Telecom"), a Bermuda company having its registered office at Cedar House, 41 Cedar Avenue, Hamilton, HM 12, Bermuda.

                                   WITNESSETH:

WHEREAS, FLAG Telecom desires to have Consultant act as an Advisor to FLAG Telecom; and

WHEREAS, Consultant desires to perform such work for FLAG Telecom as an independent contractor.

NOW, THEREFORE, in consideration of the recitals and of the mutual promises and agreements in this Agreement, the parties agree:

1. SCOPE OF WORK

         Consultant agrees to act as President of the FLAG Telecom Development Company and Advisor to the Chairman and Chief Executive Officer ("CEO") of FLAG Telecom for global operations. Consultant shall represent himself to third parties as a strategic and business development advisor of FLAG Telecom. Consultant shall be a director of FLAG Telecom.

2. COMPENSATION/WORK ARRANGEMENTS

        (a) Consultant shall report to the work location or locations designated by FLAG Telecom, on the date(s) designated by FLAG Telecom.

        (b) Consultant shall be paid a consultancy fee of US$30,000 per month payable monthly in arrears for services hereunder. Payment of such fee to commence on 31 January 2002.

        (c) On 1st January 2002 FLAG Telecom shall grant Consultant an option to purchase 300,000 shares in FLAG Telecom. The exercise price of these shares shall be the closing price of FLAG Telecom shares as on the day preceding the date of grant. Such option grant shall be governed by the rules of FLAG Telecom's Long-Term Incentive Plan, the special rules for Board members, and shall, subject to such rules and to the terms and conditions of a grant certificate substantially in the form attached hereto, vest in equal instalments of 150,000 on 1st January 2003 and 1st January 2004 provided this Agreement has not been terminated for cause.

        (d) During the term hereto FLAG Telecom shall maintain at FLAG Telecom's expense medical and life insurance for the Consultant in accordance with FLAG Telecom's insurance policy given to Senior Executives.

        (e) FLAG Telecom shall reimburse Consultant for actual and reasonable out of pocket business expenses and reasonable living expenses (hotel, meals, etc.) incurred by Consultant in connection with the performance by Consultant of services hereunder, such expenses to include travel expenses, telephone, fax and/or courier charges which are related to the business of FLAG Telecom. First class travel is authorised and all expenses claimed for reimbursement will be submitted to the CEO for approval for subsequent payment by FLAG Telecom.

        (f) The Consultant will be eligible to receive a success fee of up to US$250,000 each year ("the Success Fee") as reasonably determined by the Chairman and Chief Executive Officer and payable in instalments every six months based on the Consultant's performance against the specific objectives attached in Appendix A.

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        (g)   FLAG Telecom shall provide the Consultant with a living allowance, transportation and miscellaneous expense allowance of US$17,000 per month net of tax.

        (h) The Consultant will be paid a lump sum of US$160,000 net of tax towards his expenses of relocating from Jeddah to either Dubai or Cairo prior to such relocation.

        (i) Consultant will be reimbursed for home leave travel, including business class airfare, for himself and his family once a year.

3. TAXES

          a) The parties agree that for all tax-related purposes, and for all purposes of this Agreement, Consultant is considered to be an independent contractor. Consultant agrees that he shall be liable for the payment of any and all taxes, subject to clause 3(c) below, as required by any applicable law, including any taxes on income, payroll or other tax required by any applicable jurisdiction. Consultant agrees that he shall be liable for all workers compensation or similar benefits, premiums and other similar charges, subject to clause 3(c) below.

          b) Consultant agrees to indemnify and hold harmless FLAG Telecom for any taxes, interest, penalties, damages, costs, charges, expenses or other sums incurred by FLAG Telecom, including, but not limited to, charges or assessments from any revenue authority, arising from any claim against FLAG Telecom by such authority based on the services provided by Consultant under this agreement or compensation paid to or by Consultant hereunder, subject to clause 3(c) below.

          c) FLAG Telecom will provide tax equalisation to the Consultant such that the Consultant will not be required to pay any more tax on the fees paid under this particular Agreement by FLAG Telecom had they been earned in Jeddah.

          d) FLAG Telecom will reimburse to the Consultant the reasonable cost of preparing the Consultant's tax returns for both Jeddah and in either Dubai or Egypt to the extent that they relate to fees paid under this particular Agreement.

4. FLAG INFORMATION

         Information that is furnished to Consultant under this Agreement or that Consultant comes into contact with on FLAG Telecom premises or on the premises of any relevant Affiliate or under FLAG Telecom's or any such relevant Affiliate's control ("FLAG Information"), shall remain the property of FLAG Telecom or the relevant Affiliate. All copies of FLAG Information in written, graphic or other tangible form shall be returned to FLAG Telecom at its request. Unless such FLAG Information was previously known to Consultant free of any obligation to keep it confidential, or has been or is subsequently made public by FLAG Telecom, or a third party without breach of any agreement, it shall be kept confidential by Consultant and such information shall be used only in performing services under this Agreement, and may not be used or disclosed to any other person, entity or for other purposes except upon such terms as may be agreed upon between Consultant and FLAG Telecom in writing. FLAG Telecom may require Consultant to sign a separate written agreement protecting FLAG Information.

5. NO CONFLICT OF INTEREST

         Consultant represents and warrants to FLAG Telecom that Consultant is free to undertake the services required by this Agreement and that there is no conflict of interest between Consultant's performance of this Agreement and any other obligation Consultant may have to other parties. Consultant may perform services for third parties provided that such services do not prevent Consultant from performing its services hereunder in a timely manner and that services for third parties are not in connection with any business which is competitive with the business of FLAG Telecom or any Affiliate.

6. GOVERNMENT LAWS AND REGULATIONS

         Consultant agrees, to the best of his ability, to comply with all applicable laws of the jurisdictions in which services are performed under this Agreement. Consultant also agrees to comply with all applicable US federal, state or local laws, and regulations, including, but not limited to, all applicable requirements of the US

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Foreign Corrupt Practices Act of 1977, as amended. Without limiting the generality of the foregoing obligations, Consultant shall not use any part of the compensation paid pursuant to this Agreement to make any payment or gift directly or indirectly to any employee, officer or representative of any foreign government, political party or candidate for political office under circumstances in which such payment could constitute a bribe, kickback or illegal payment under United States or applicable non-US laws. Consultant agrees that any violation of US laws by Consultant shall entitle FLAG Telecom to terminate this Agreement. Consultant agrees that it will not, in connection with the performance of services hereunder, discriminate against any person on account of race, colour, religion, sex or national origin.

7. AMENDMENTS

         No modification, alteration or amendment of this Agreement shall be effective unless contained in a writing signed by both parties and specifically referring hereto.

8. LENGTH OF AGREEMENT/TERMINATION

         This Agreement shall continue for a period of two years (the "Fixed Term") from 1 January 2002.
         Notwithstanding the "Fixed Term", the Consultant may terminate this Agreement by 60 days' written notice to FLAG Telecom. On such termination FLAG Telecom will not pay any further fees or allowances to the Consultant.

         FLAG Telecom may terminate this Agreement at any time during the two years (the "Fixed Term") from 1 January 2002 and will pay to the Consultant the consultancy fee and allowances in clause 2 for the unexpired period of this Agreement together with the Success Fee maximum for the year in which this Agreement terminates.

9. CHOICE OF LAW AND JURISDICTION

         This Agreement shall be governed by, and construed in accordance with, the laws of England and subject to the jurisdiction of the English Courts.

10.ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and merges and supersedes all prior discussions and writings with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

Consultant                                        FLAG Telecom Holdings Limited

-------------------------------------             ------------------------------
By                                                          By

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                                            APPENDIX A TO AGREEMENT FOR SERVICES


SPECIFIC OBJECTIVES TO BE MET BY CONSULTANT:

1. Advise CEO on Global Operations
   o   Advise on key issues
   o   Monitor specific locations or problems
   o   Participate in strategic direction meetings
   o   Represent FLAG Telecom in key events/conferences/meetings

2. President of Development Company
   o   Develop FLAG WEB project
       -   Co-ordinate and obtain financing
       -   Co-ordinate and obtain equity contributions
       -   Work together with VP of FLAG Middle East on presales
       -   Negotiate with partners and suppliers
       -   Direct technical, economic feasibility and surveys
       -   Close financing by mid 2002
       -   Organise and lead project team
       -   Propose future organisation and process

3. Serve on the Board of FTHL as member of management

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